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On June 26, 2008, Anheuser-Busch Companies, Inc. issued the following press release:

   News

Contact:  Terri Vogt (314) 577-7750

ANHEUSER-BUSCH REJECTS INBEV PROPOSAL AS FINANCIALLY INADEQUATE, NOT IN BEST INTERESTS OF SHAREHOLDERS

ST. LOUIS, June 26, 2008 – Anheuser-Busch Cos. Inc. (NYSE: BUD), a leading global brewer, today announced that its board of directors has unanimously determined that the unsolicited, non-binding proposal by InBev (Euronext: INB) to acquire all outstanding shares of Anheuser-Busch for $65 per share is financially inadequate and not in the best interests of Anheuser-Busch shareholders.
“InBev’s proposal significantly undervalues the unique assets and prospects of Anheuser-Busch,” said Patrick Stokes, chairman of the board for the company.  “The proposed price does not reflect the strength of Anheuser-Busch’s global, iconic brands Bud Light and Budweiser, the top two selling beer brands in the world, with Budweiser selling in more than 80 countries today.  The proposal also undervalues the earnings growth actions that the company had already planned, which have significant potential for shareholder value creation; the company’s market position in the United States, the most-profitable beer market in the world; and the high value of its existing strategic investments.”
The board thoroughly studied the proposal with independent financial and legal advisers on multiple occasions during the two-week period since the proposal was made, and the board’s independent directors also met alone to fully examine its merits.
“The InBev proposal fails to be competitive with alternative plans the company has developed in recent months to generate significant top-line and bottom-line growth, which will increase value for the company’s shareholders,” said Douglas A. Warner III, the board’s lead independent director.  “The board will continue to consider all opportunities that build shareholder value.”
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Anheuser-Busch Rejects InBev Proposal

The board communicated its decision in a letter sent from August A. Busch IV, president and chief executive officer of Anheuser-Busch to Carlos Brito, chief executive officer of InBev.  Full text of the letter follows:

June 26, 2008

Mr. Carlos Brito
Chief Executive Officer
InBev sa/nv
Brouwerijplein 1
3000 Leuven
Belgium

Dear Carlos,

This is to provide you with a response from the Anheuser-Busch board of directors to your unsolicited and non-binding proposal submitted June 11th.

First, let me express our appreciation for your public comments about your high regard for Anheuser-Busch, its employees, leadership and wholesalers, remarking on the success of our company in building iconic brands and the independence of its board of directors.

We have noted that your letter is expressly not an offer, but only a non-binding proposal.  Notwithstanding the non-binding nature of your proposal, the Anheuser-Busch board carefully and thoroughly examined all aspects of your proposal with the assistance of independent advisers.

The board unanimously concluded your proposal is inadequate and not in the best interests of Anheuser-Busch shareholders.  In reaching this conclusion, the board considered the advice of its independent financial advisers.

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Anheuser-Busch Rejects InBev Proposal

The Anheuser-Busch board believes that your proposed price substantially undervalues Anheuser-Busch, its key assets and its prospects, among them:

▪
Premier, iconic brands – Anheuser-Busch has built coveted, highly valued brands over the past 150 years.  Budweiser and Bud Light are among the top 10 global consumer brands and are supported by valuable marketing properties.  Bud Light is the largest-selling beer brand in the world and Budweiser is the second-largest.  These brands have strong consumer loyalty. Recent change of control acquisitions of other major consumer product companies with iconic brands have been valued at much higher multiples than what you have proposed for Anheuser-Busch shareholders.

▪
Market leader position – The strength of these brands and the close relationship the company has with its wholesalers have made Anheuser-Busch the U.S. market leader with almost 50 percent share in the world’s most-profitable beer market.  In sheer size, the United States is the world’s second-largest beer market and continues to grow.

▪
Growing international partners – Anheuser-Busch has large, strategic investments in two international brewers in important growth markets.  We hold a 50 percent direct and indirect interest in Grupo Modelo, the leading brewer in Mexico, another very profitable beer market.  Modelo also has a strong, growing business in the United States.  We hold a 27 percent interest in Tsingtao, the leading premium beer and one of the largest brewers in China, which is the largest and fastest-growing beer market in the world.

▪
Global brand business – Budweiser is a leading global brand, sold in 80 countries around the world, and is the largest-selling beer in Canada.  Budweiser is the leading international brand in China, the world’s largest and fastest-growing beer market.   We own our Budweiser brewery in India and recently entered Vietnam.  We see strong growth for Budweiser in Mexico, Argentina, Paraguay and other Latin American markets.

▪
Accelerated Earnings Growth – Our company already has developed a detailed, accelerated earnings growth plan that 1.) expands our cost initiative through an enhanced productivity plan that we refer to as the Blue Ocean effort to deliver more than $750 million in savings through 2009 and $1 billion in savings through 2010, while furthering  environmental  sustainability; 2.) extends the strong revenue growth from our brands that we’ve seen over the past five years; and 3.) drives additional volume growth for core brands through new consumer opportunities and for our successful, higher-margin new products.

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Anheuser-Busch Rejects InBev Proposal

Anheuser-Busch’s beer brand building expertise is an asset without comparison.  Our brands sell in countries around the world and are sought by consumers everywhere.  Our award-winning advertising, U.S. and global sponsorships and superior-quality image are second to none.

As you state in your letter, there is limited overlap in our respective businesses.  Many of the suggested synergies seem not to be synergies at all, but are instead profit enhancements.  We believe that we can deliver similar enhancements to our shareholders independent of a transaction, and have included these enhancements in our accelerated earnings growth plan.

From your standpoint, we see that now could be opportunistic timing for you to make this acquisition, given the weak U.S. dollar and sluggish U.S. stock market.  From the standpoint of the Anheuser-Busch shareholder, however, a transaction with InBev at this time would mean foregoing the greater value obtainable from Anheuser-Busch’s strategic growth plan.  We are convinced that pursuing our program will enable Anheuser-Busch shareholders, rather than InBev shareholders, to realize the inherent value of Anheuser-Busch.

While Anheuser-Busch pursues its plan, its board will continue to consider any strategic alternative that would be in the best interests of Anheuser-Busch shareholders.  The board is open to consider any proposal that would provide full and certain value to Anheuser-Busch shareholders.

Our two companies know each other well and have a close dialogue and relationship.  This has developed over the years through our joint agreements in the United States, Canada and South Korea and through our exploration of other joint business deals.  As you say yourself, you dream big.  We respect your desires to grow your company.  But your growth should not come at the expense of our stockholders.

Very truly yours,

August A. Busch IV

cc:       Board of Directors of InBev nv/sa

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Anheuser-Busch Rejects InBev Proposal

About Anheuser-Busch:

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales.  The company brews the world’s largest-selling beers, Budweiser and Bud Light.  Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer.  Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008.  Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans.  For more information, visit www.anheuser-busch.com.

Anheuser-Busch Advisers

Goldman, Sachs & Co., Citigroup Global Capital Markets Inc. and Moelis & Company are acting as financial advisers to Anheuser-Busch.  Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal adviser to Anheuser-Busch.

Conference Call

Anheuser-Busch will conduct a conference call with investors to discuss its rejection of the InBev proposal and its plan for accelerated earnings growth at 7:30 a.m. Central Time on June 27.  The company will broadcast the conference call live via the Internet.  For details, visit the company’s site on the Internet at www.anheuser-busch.com.

Forward-looking Statements

This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part.

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Anheuser-Busch Rejects InBev Proposal

Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

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Anheuser-Busch Companies, Inc. (the "Company") and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by InBev N.V./S.A. to remove and replace the Board of Directors of the Company (the "Consent Solicitation").  The Company plans to file a consent revocation statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of written consents in connection with the Consent Solicitation (the "Consent Revocation Statement").  Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company's proxy statement relating to the 2008 annual meeting of stockholders, which may be obtained free of charge at the SEC's website at http://www.sec.gov and the Company's website at http://www.anheuser-busch.com.  Additional information regarding the interests of such potential participants will be included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation.

Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation.  WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Solicitation at the SEC's website at http://www.sec.gov, at the Company's website at http://www.anheuser-busch.com or by contacting Morrow & Co., Inc. at (800) 662-5200.